EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) ? Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number    Series Name                       Is this the last filing for this series? (Y or N)

100 Semper MBS Total Return Fund                           N

105 Semper Short Duration Fund                                 N

106  PIA High Yield (MACS) Fund   N

107 PIA Short Duration Bond Fund   N

Please refer to the Semper Funds semi-annual report to shareholders dated May 31, 2015 to be filed on Form N-CSR for additional information concerning the Semper Funds.

The PIA High Yield (MACS) Fund and the PIA Short Duration Bond Fund were not operational as of May 31, 2015.